Exhibit 23.1

                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Electric Lightwave, Inc.



We consent to the incorporation by reference in the Registration Statement (No. 33-56243) on Form S-8, in the Registration Statement (No. 333-61009) on Form S-8 of Electric Lightwave, Inc. of our reports dated March 8, 2001, relating to the balance sheets of Electric Lightwave, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Electric Lightwave, Inc.



                                                        KPMG LLP


New York, New York
March 8, 2001